Exhibit 10.2

AMENDMENT 2007-2

TO THE

COMCAST CORPORATION RETIREMENT-INVESTMENT PLAN

Pursuant to the power reserved to the Company in Section 12.1 of the Comcast Corporation Retirement-Investment Plan (the “Plan”), the Plan is amended, effective July 1, 2007, as follows:

1.	The definition of “Early Entry Eligible Employee” in Article I of the Plan is revised in its entirety as follows:

“Early Entry Eligible Employee” means an Eligible Employee who has satisfied the eligibility requirements of Section 2.3.1, but has not completed a Period of Service of three months. An Eligible Employee shall be considered an “Early Entry Eligible Employee” only for that portion of a Plan Year prior to the time when such Eligible Employee has completed a Period of Service of three months.

2.	Section 2.3.2 of the Plan is hereby amended with the addition of the following to the end thereof:

“Notwithstanding anything herein to the contrary, effective July 1, 2007, a Covered Employee shall become an Eligible Employee on the first of the month next following his completion of a Period of Service of three months.”

3.	The Plan is amended by the addition of a new Section 2.4A as follows:

“2.4A. Automatic Enrollment. Each Eligible Employee who (i) is employed by a Participating Company on or after July 1, 2007 (other than an Eligible Employee who commences employment by a Participating Company as the result of the acquisition of the business of such Eligible Employee’s employer by a Participating Company (whether via a merger, stock acquisition or asset acquisition) and (ii) does not elect to make Pre-Tax Contributions and become an Active Participant pursuant to Section 2.4 will be automatically enrolled in the Plan on the first of the month next following the Eligible Employee’s completion of three months of service, provided that the Eligible Employee does not affirmatively elect to decline to be an Active Participant in the Plan. Such an automatically enrolled Eligible Employee will be an Active Participant in the Plan as soon as administratively practicable following the expiration of the time determined by the Committee for returning the election form which includes the option to elect to decline to be an Active Participant in the Plan. Covered Employees who are designated by the Committee or its delegate as having been reemployed by a Participating Company following a Severance from Service Date are not considered Eligible Employees for purposes of the automatic enrollment provisions described in this Section 2.4A”

4.	Section 2.5.2 of the Plan is revised in its entirety as follows:

“2.5.2. If Salary Reduction Contributions are made on behalf of an Active Participant in any Plan Year, such Active Participant shall share in any Matching Contributions under Section 3.4 beginning on the Entry Date next following completion of a Period of Service of three months.”

5.	Section 3.1.1 of the Plan is revised in its entirety as follows:

“3.1.1. When an Eligible Employee files an election under Section 2.4 to have Pre-Tax Contributions made on his behalf, he shall elect the percentage by which his Compensation shall be reduced on account of such Pre-Tax Contributions. Subject to Section 3.8, this percentage may be between one percent (1%) and fifty percent (50%) of such Compensation, rounded to the nearer whole percentage. An automatically enrolled Eligible Employee’s Pre-Tax Contributions will be equal to two percent (2%) of the Eligible Employee’s Compensation unless such percentage is changed by the Eligible Employee in accordance with Section 3.3 and subject to Section 3.8. The Participating Company shall contribute an amount equal to such percentage of the Eligible Employee’s Compensation to the Fund for credit to the Eligible Employee’s Pre-Tax Matched Contribution Account and/or Pre-Tax Unmatched Contribution Account, as applicable, provided that such contributions may be prospectively limited as provided in Section 3.9.”

6.	Section 3.3 of the Plan is revised in its entirety as follows:

“3.3. Change of Percentage Rate. A Participant may, without penalty, change the percentage of Compensation designated (i) through his automatic enrollment in the Plan or (ii) by him as his contribution rate under Sections 3.1.1 and/or 3.2, as applicable, to any percentage permitted by Sections 3.1.1 or 3.2, and such percentage shall remain in effect until so changed. Any such change shall become effective as soon as administratively practicable following receipt of the change by the Committee.”

7.	Section 11.5.2 of the Plan is revised in its entirety as follows:

“11.5.2. Except as provided in Sections 11.5.5 through 11.5.7, a Participant shall select one or more of the Investment Media in which his Accounts shall be invested, and the percentage thereof that shall be invested in each Investment Medium selected. In the event a Participant fails to make an election pursuant to this Section, amounts allocated to his Account shall be invested such Investment Medium or Investment Media as determined by the Committee. In the event a Participant fails to make an election pursuant to this Section with respect to amounts allocated to his Account pursuant to his automatic enrollment in the Plan, such amounts allocated to his Account shall be invested in the Investment Media as determined by the Committee. A Participant may amend such selection by prior notice to the Committee, effective as of such dates determined by the Committee, by giving prior notice to the Committee. Such amendments will be subject to the other requirements which may be imposed by the Committee or the applicable Investment Medium.”

Executed as of the 22nd day of May, 2007.

COMCAST CORPORATION

BY:	/s/ David L. Cohen

ATTEST:	/s/ Arthur R. Block